Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Steel Partners Holdings L.P.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 28, 2017, relating to the consolidated financial statements of Handy & Harman Ltd. and the effectiveness of Handy & Harman Ltd.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

July 19, 2017